Exhibit 99.1

Towerstream’s New Building Additions Projected to More Than Double in H2

Company expects accretive M&A transactions will complement organic growth

MIDDLETOWN, R.I., Oct. 25, 2016 (GLOBE NEWSWIRE) — Towerstream Corporation (TWER) (the “Company”), a leading fixed-wireless fiber alternative company, announced today that it expects to add 100 new buildings to its On-Net footprint in Q4 to 437 total buildings. This is more than double the 265 that were in the On-Net footprint at the end of H1.

●	Expected to add 100 new buildings to On-Net footprint in Q4
●	437 total buildings projected by H2 is more than double the 265 at end of 2015
●	Management considering strategic M&A transactions in 2017 to complement organic growth
●	Company’s competitive advantages, including cost, driving growing adoption

In addition to this expansion, management is considering select M&A transactions that would complement its organic growth. The company seeks fixed wireless companies that are similar to it and would be accretive.

Management Comment

“With our ability to provide fiber-like speed and fiber-like stability at a fraction of fiber’s CapEx cost, more companies are recognizing the benefits of our network,” stated Philip Urso, interim chief executive officer. “By sharing CapEx cost among many customers located in our On-Net buildings, we can offer market-setting prices and provide leading-edge service.”

“There is momentum in our business now,” stated Arthur Giftakis, chief operating officer. “We accelerated our On-Net platform in Q1 of this year and already 48 percent of our buildings have multiple customers and several have more in this early stage of our expansion initiative.”

About Towerstream Corporation

Towerstream Corporation (TWER) is a leading Fixed-Wireless Fiber Alternative company delivering high-speed Internet access to businesses. The company offers broadband services in 12 urban markets, including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area.

Safe Harbor

Safe Harbor

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:

Robert Haag
Managing Director

IRTH Communications

twer@irthcommunications.com

1-866-976-4784